Exhibit 99.2

Execution Version

AMENDMENT NO. 1

TO THE SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF STONEMOR GP LLC

This Amendment No. 1 (this “Amendment”) to the Second Amended and Restated Limited Liability Company Agreement (the “Agreement”) of StoneMor GP LLC, a Delaware limited liability company (the “Company”), dated as of May 21, 2014, is made and entered into as of November 17, 2015 by StoneMor GP Holdings LLC (the “Sole Member”), the Sole Member of the Company. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

RECITALS

WHEREAS, for purposes of clarity, the Sole Member desires to amend the Agreement as set forth herein to clarify the relative authority of the Board and the Officers of the Company.

NOW, THEREFORE, the Agreement is hereby amended as follows:

SECTION 1. Section 7.1(c) is hereby amended and restated in its entirety as follows (with the emphasis denoting the language added to the amended and restated Section 7.1(c)):

(c)    Except as otherwise specifically provided in this Agreement, the authority and functions of the Board on the one hand and of the Officers on the other shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware; provided that any authority or function of the Board may be delegated by the Board to the Officers. Thus, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company. In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, the Board of Directors (subject to Section 7.13 and Article XIV) and the Officers (subject to Section 7.14, Article VII and the direction of the Board) shall have full power and authority to do all things on such terms as they may determine to conduct, or cause to be conducted, the business and affairs of the Company.

SECTION 2. Except as expressly modified and amended herein, all of the terms and conditions of the Agreement shall remain in full force and effect.

SECTION 3. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

SOLE MEMBER:

STONEMOR GP HOLDINGS LLC

By:	/s/ Lawrence Miller
Name:	Lawrence Miller
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to

Second Amended and Restated Limited Liability Company Agreement of StoneMor GP LLC]